Exhibit 99.1

Compass Minerals International, Inc. Appoints Richard S. Grant to its Board of Directors

     OVERLAND PARK, Kan.--(BUSINESS WIRE)--April 8, 2004--Richard S. Grant was appointed today to the board of directors of Compass Minerals International, Inc. (NYSE:CMP) and to the board's audit committee.
     He is a former member of the board of directors of The BOC Group plc (NYSE:BOX) (LSE:BOC), a leading worldwide supplier of industrial gases and vacuum technology. He served as the chief executive of The BOC Group's Process Gas Solutions division, with additional responsibility for Latin America and technology. He has also served as chairman of CNC sa, a Mexican joint venture company, and as chief executive of divisions of Ohmeda. Grant holds an honors degree in engineering from Leeds University, UK.
     Grant will replace Robert F. Clark who is stepping down today to promote the board's increasing independence. Clark served as president of Compass Minerals and its predecessor companies from 1993 to April 2002 and as chief executive officer of Compass Minerals from November 2001 to April 2002.

     About Compass Minerals International

     Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates nine production facilities, including the largest rock salt mine in the world in Goderich, Ontario. The company's product lines include salt for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf.

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K for the year ended December 31, 2003, on file with the Securities and Exchange Commission (Commission file no. 1-31921). The Company will not update any forward-looking statements made in this press release to reflect future events or developments.

     CONTACT: Compass Minerals International, Inc.
              Peggy Landon, 913-344-9315